                                                                      Exhibit 11
                           FIRST COMMONWEALTH, INC.
          COMPUTATION OF PRIMARY AND FULL DILUTED EARNINGS PER SHARE

                                                                                  EARNINGS PER SHARE
                                                                -----------------------------------------------------

                                                            FOR THE THREE MONTHS ENDED:         FOR THE NINE MONTHS ENDED:
                                                           ----------------------------------------------------------------

                                                            SEPTEMBER      SEPTEMBER            SEPTEMBER     SEPTEMBER
                                                            ---------      ---------            ---------     ---------
                                                             30, 1996       30, 1995             30, 1996      30, 1995
                                                             --------       --------             --------      --------
Weighted average common shares outstanding (1) (2)            3,551,811      1,049,000            3,428,852     1,049,000

Common shares issued to Series B Preferred
  Stockholders upon initial public offering (1)                       0      1,784,000                    0     1,784,000

Additional common share equivalents related to
  option exercises within one year of initial public
  offering in accordance with SEC Staff Accounting
  Bulletin Number 83 (1) (3)                                          0              0                    0             0

Additional common share equivalents related to
  option grants within one year of initial public
  offering in accordance with SEC Staff Accounting
  Bulletin Number 83 (1) (3) (4)                                      0              0                    0             0

Additional common share equivalents related to stock
 options assumed to be exercised in  accordance with the
 treasury stock method (5) (6) (7)                              131,167         29,176              135,979        29,176
                                                              ---------      ---------           ----------    ----------

Total weighted average common and equivalent
  shares outstanding                                          3,682,978      2,862,176            3,564,831     2,862,176
                                                              =========      =========           ==========    ==========

Net income                                                    $ 667,000      $ 513,000           $2,034,000    $1,546,000
                                                              =========      =========           ==========    ==========

Earnings per share - Primary                                  $    0.18      $    0.18           $     0.57    $     0.54
                                                              =========      =========           ==========    ==========

Earnings per share - Fully diluted                            $    0.18      $    0.18           $     0.57    $     0.54
                                                              =========      =========           ==========    ==========

NOTES

(1) Amount computed for purposes of presenting fully diluted earnings per share is the same as this amount.
(2) For September 30, 1996, includes new shares issued in initial public offering of 530,000 shares on November 16, 1995, as well as converted Series B preferred shares and new shares based on the acquisition of Smileage Dental Services of 224,456 on July 18, 1996.
(3)  Computed based on initial public offering price of $15 per share.
(4) No stock options were granted less than or equal to one year prior to the initial public offering date.
(5) Options with an exercise price less than the fair value of common stock during the period presented are assumed to have been exercised with the proceeds from the exercise, including tax benefits assumed to have been realized, being used to purchase treasury shares. The repurchase of treasury shares is assumed to be at the average market price for purposes of computing primary earnings per share and the ending market price for purposes of computing fully diluted earnings per share.
(6) Average and ending fair market values are determined by reference to the price and date upon which stock options are granted. All such options are granted at the fair value on the date of the grant. These prices at the end of each quarter are as follows:

                Period Ended                 1996                1995
                ------------                 ----                ----
                  31-March                  $25.75              $1.70
                  30-June                   $27.88              $1.70
                  30-Sept                   $22.25              $1.70

(7) The additional share equivalents related to stock options for purposes of fully diluted earnings per share for the three months are 131,167 and 29,176, at September 30, 1996, and 1995, respectively, and for the nine months are 135,979 and 29,176, at September 30, 1996 and 1995, respectively.